                                                                  Bridge Bancorp Inc. and Subsidiary
                                                                   Computation of Per Share Income
                                                                         September 30, 1998
                                                                            (UNAUDITED)
                                                       -----------------------------------------------------------
                                                          Three months ended              Nine months ended
                                                       September 30,  September 30,   September 30,  September 30,
                                                          1998            1997             1998          1997
                                                       -----------------------------------------------------------
Net Income .........................................   $1,083,000     $  860,000        $2,848,000     $3,227,000

Common Equivalent Shares:

Weighted Average Common Shares Outstanding .........    4,233,558      4,223,997         4,227,429      4,223,997
Weighted Average Common Equivalent Shares ..........       38,214         14,616            41,854          7,647
                                                       ----------------------------------------------------------
Weighted Average Common and Common Equivalent Shares    4,271,772      4,238,613         4,269,283      4,231,644
                                                       ----------------------------------------------------------
Net Income per Common Equivalent Share .............   $     0.26     $     0.20        $     0.67     $     0.76